Exhibit 99.1

Pacific Premier Bancorp
Second Quarter 2018 Conference Call
July 24, 2018 at 11:00 AM Eastern

CORPORATE PARTICIPANTS Steven Gardner - Chairman, President, and Chief Executive Officer Ronald Nicolas - Sr. Executive Vice President and Chief Financial Officer

PRESENTATION

Operator
Good day. And welcome to the Pacific Premier Bancorp’s Second Quarter 2018 Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation there will be an opportunity to ask questions. To ask a question you may press star then one on your telephone keypad. To withdraw your question please press star then two. Please note this event is being recorded.

I would now like to turn the conference over to Steve Gardner. Sir, please go ahead.

Steve Gardner
Thank you, Steven. Good morning everyone. I appreciate you joining us today. As you are all aware, earlier this morning we released our earnings report for the second quarter of 2018. I’m going to walk through some of the notable items, Ron Nicolas is going to review a few of the financial details, and then we’ll open up the call to questions. I’ll also note that in our earnings release this morning, we have the Safe Harbor statement relative to the forward-looking comments, and I’d encourage all of you to take a look and read through those.

During the second quarter, we made significant progress on a number of strategic priorities while delivering solid financial results. Earlier this year, when we announced the acquisition of Grandpoint, we knew that we were putting a lot on our plate and challenging our team from an execution standpoint. As a result, it’s already been a busy year and I’m pleased with how we have delivered on our key initiatives. During the first half of the year, we completed the system conversion and integration of Plaza Bancorp. We conducted due diligence, negotiated, and signed the definitive agreement to acquire Grandpoint Capital. We received regulatory and shareholder approvals and closed the Grandpoint deal in just over four months, which demonstrates our ability to close acquisitions timely with minimal disruptions and to quickly begin realizing the benefits of the combined organizations. We have substantially completed the integration of the Pacific Premier and Grandpoint teams. The system conversions will occur in mid-October of this year. And we have largely completed our preparation for meeting the heightened regulatory requirements associated with surpassing the $10 billion asset threshold. While executing on all of these major projects, we have continued to deliver consistent financial results.

In the second quarter, we generated $0.58 per share, which included nearly $1 million of merger-related expense. We generated good returns with a return on average assets of 1.35% and a return on average tangible common equity of 15.4%. Excluding the merger-related expense, we generated $0.60 per share on an operating basis. While this performance was solid, it does not live up to the high standards we have set for ourselves. We believe we are capable of higher performance metrics across the organization. Now that we have completed a number of key projects, I expect our team to operate at a higher level. We believe in continuous improvement as an organization and we know there are a number of areas that we can improve and that is firmly what I expect. One area of opportunity for improvement is in our loan growth. During the second quarter, we had fairly strong loan production with $530 million of new loan commitments, an increase of nearly 9% from the prior quarter. As with the first quarter, our loan production was heavily weighted towards our commercial relationship lending areas, as we saw good results from our disciplined calling efforts.

During the second quarter, we generated $126 million in new C&I loan commitments, $89 million in franchise loans, $80 million of owner occupied CRE loans, $36 million of SBA, and $17 million in agribusiness and farmland loans. In aggregate, these commercial lending areas accounted for 66% of our total loan production in the second quarter. Due to the strong production in these areas, our business loan categories increased at an annualized rate of approximately 10% in the quarter. And our continued focus on higher yielding asset classes had a positive impact on the average rate of our new loan production, which increased to 5.35% from 5.27% last quarter. However, similar to the first quarter, our overall net loan growth was negatively impacted by a heightened level of payoffs within our existing CRE portfolio and a lower level of new CRE loan production. Given the CRE concentration at Grandpoint, we believed it was prudent to moderate the growth of these portfolios as we moved toward closing. Following a large number of client meetings in conjunction with Grandpoint relationship managers and key executives, we are now comfortable expanding our CRE production given the high-quality nature of the combined loan portfolios. We see this as an opportunity to prudently improve our growth rates.

Additionally, we saw elevated payoffs in the SBA portfolio, as many of these borrowers are now able to acquire lower cost financing through conventional commercial loans. In light of the current environment, we’ve determined that we can be a bit more flexible on pricing in order to reduce some of the payoffs within the portfolio and enable us to be more competitive on the higher-quality deals we are seeing from our business development efforts. We are going to maintain our disciplined approach to our credit standards and the pricing of risk, but we do see some opportunities to more strongly compete where appropriate. We have also made some enhancements to our loan production and workflow processes to reflect the structure that Grandpoint had in place. We liked how they operated from a regional-based perspective, and we have implemented a number of their decentralized processes to move the decision making closer to our clients. From an overall perspective, we think loan demand is fairly strong in our markets and the adjustments we have made in our pricing, strategy, and organizational structure should help us to produce a higher level of quality loan growth going forward.

Looking at deposits, we saw good inflow in the second quarter with total deposits up almost 7.5% annualized, and our deposit mix remaining relatively consistent. From a pricing standpoint, we continue to see increasing pressure on deposit costs. To some extent, this is a function of our expansion over the past few years. With a larger branch network and customer base of retail deposits, we are seeing pressure on retail CD costs. Additionally, we have not raised our posted rates across the board, but we are getting a steady flow of requests from business clients with excess liquidity to increase rates on their money market deposits. Managing our deposit costs is one of our top priorities, and we believe the addition of the specialty deposits product team from Grandpoint will be helpful in our efforts. Prior to the acquisition closing, we had already added personnel to this group to expand their business development capabilities. They provide the expertise and product knowledge that net depositors in niche industries are looking for, and we believe this group will be a valuable generator of low cost deposits in the coming years.

Looking ahead, we’ve put in a lot of work during the first half of the year to build a strong foundation that will further enhance the value of our franchise. We’ve added an exceptionally good team of bankers and a great client base through Grandpoint, and we believe we have attractive opportunities to expand our relationships with many of these clients. With the addition of their team and the adjustments we’ve made, I believe that we’ll be able to resume generating stronger balance sheet growth in the second half of the year. That being said, we continue to seek growth that enhances our profitability and shareholder value while remaining disciplined in managing the risks of the business. Given that we have largely completed the investments required of institutions that cross the $10 billion asset threshold, we are in better position to more fully absorb those costs and realize greater operating leverage going forward. In addition, once we fully integrate Grandpoint and realize the synergies from this transaction, we believe that the earnings power of the franchise we have built will become more clear as we enter 2019.

I believe we are a stronger bank today than we were at the beginning of the year, and we have more opportunities to continue growing our franchise. We’ve expanded our footprint and entered new markets on the West Coast that provide exciting opportunities for both organic and acquisitive growth. One of the byproducts of having completed 10 acquisitions over the course of eight years is that we have consistently improved our M&A processes. Our team executes exceedingly well on all aspects of M&A from the upfront work required for due diligence and negotiation, to getting through the regulatory and shareholder approval process in the most efficient manner possible, to quickly integrating the teams, converting data and operating systems, and then realizing the projected cost savings and benefits once the deal is closed. Our team performs at an elite level, and it’s a core competency and competitive advantage that we intend to continue leveraging in the future.

With that, I’m going to turn the call over to Ron to provide a little bit more detail on our second quarter results. Ron?

Ron Nicolas
Thanks Steve and good morning everyone. As in the past, I will be reviewing some of the more significant items in the quarter, focusing primarily on a linked quarter comparison. Overall, as highlighted in our earnings release, reported net income was $27.3 million for the quarter, and we earned $0.58 per diluted share compared with net income of $28 million and $0.60 per diluted share for the first quarter of 2018. As Steve mentioned, excluding merger-related costs, we earned $0.60 per share on a fully diluted basis. Major items impacting the quarter’s results include: Total revenue, which increased $375,000 to $89.3 million for the second quarter, was negatively impacted by a $1.8 million decrease in accretion income; lower provision expense of $1.8 million commensurate with lower loan growth and lower net charge offs for the quarter; total operating expense excluding merger-related costs at $49.1 million,compared with $48.9 million in the prior quarter; and lastly, our effective tax rate for the quarter which came in at 27.2% compared with 24.1% in the prior quarter as a result of our stock-based compensation deduction heavily weighted to the first quarter.

Taking a closer look at the income statement, our net interest income of $81.2 million was essentially flat compared with the prior quarter of $81.3 million. Our net interest margin decreased to 4.41% from 4.50% in the prior quarter with accretion income accounting for $1.9 million for the quarter compared with $3.7 million in the prior quarter. Excluding the impact of accretion, our core net interest margin expanded to 4.29% compared with 4.26% in the prior quarter. Offsetting the lower accretion and higher deposit expense were higher earning asset yields driven principally by higher rates on our new loan production and higher yields on our loan and investment portfolios compared with the prior quarter. Our overall cost of deposits increased 11 basis points to 50 basis points driven predominantly by higher money market and retail CD rates. With the addition of Grandpoint Bank, we expect our core net interest margin to reset in the 4.05% to 4.15% range.

The Company recorded a provision for credit losses of $1.8 million in the quarter compared with $2.3 million in the prior quarter. Included, we added $400,000 for the loss reserve for unfunded commitments. The decrease in our provision for credit losses was primarily due to lower loan growth as well as lower net charge offs compared with the prior quarter. Noninterest income of $8.2 million included loan sale gains of $3.8 million compared with $3.0 million in the prior quarter and included our recurring SBA loan sales of $31.9 million as well as $20 million in CRE sales for a $900,000 gain as we pruned our CRE portfolio in anticipation of the Grandpoint closing. For the remainder of 2018, in combination with the Grandpoint acquisition, we expect our noninterest income to be in the range of $9 million to $10 million based upon our recurring income and normal business activities.

Our noninterest expense came in at $50.1 million compared with $49.8 million in the prior quarter. Both quarters included approximately $900,000 of merger-related costs. First quarter staff growth related to our Grandpoint acquisition and the $10 billion threshold led to higher compensation costs in the second quarter, offset by lower payroll taxes. Staffing for the second quarter finished at 896 employees compared with 883 as of March 31st. The net increase of 13 employees was entirely attributable to our summer intern program. Separate from the intern program, staff count was down 1 on a quarter-to-quarter basis. Also contributing to the modest personnel increase is higher equity-based compensation directly related to the expansion of the Company’s stock award compensation program across the organization.

We anticipate our quarterly expense run rate to be in the range of $63 million to $65 million excluding the merger-related costs and will have realized 100% of the Plaza operating expense savings by the end of the third quarter. By year-end, we anticipate the full realization of the Grandpoint cost savings. Our effective tax rate was 27.2% in the second quarter compared with 24.1% for the first quarter. Impacting the effective tax rate was the tax effect of exercised invested share-based compensation awards resulting in a $372,000 tax benefit to the Company for the second quarter compared to $1.4 million in the first quarter. As we guided previously, we expect our estimated full-year tax effective rate to be approximately 26% to 27%.

Turning now to the balance sheet, total loans came in at $6.3 billion, an increase of $35.7 million for the quarter. During the quarter, we originated $530 million in new loan commitments compared with $488 in the first quarter, an 8.6% increase. However, loan growth for the quarter was impacted by higher prepayments of $266 million compared with $213 million in the prior quarter as well as higher loan sales of $52 million compared with $37 million in the prior quarter. Our business loans grew by approximately 9.5% annualized and in particular, our C&I outstandings grew by 15% annualized. Our new loan origination and commitment yields were at 5.35% for the quarter compared with 5.27% in the prior quarter. Our investment portfolio finished the quarter at $907 million compared with $888 million at the end of the first quarter. We saw a 3 basis-point increase in our securities portfolio yield, primarily related to new investments and higher yielding MBS and corporates. With the Grandpoint acquisition, we will be acquiring approximately $400 million of investment securities and anticipate repositioning that portfolio, growing our investment portfolio to $1.3 billion to $1.4 billion over the next couple quarters.

Total deposits finished the quarter at $6.3 billion, growing 7.5% annualized with non-maturity deposits of $5.1 billion or 81% of total deposits. We saw solid growth in our non-interest bearing deposits of almost 6.5% annualized. Our non-maturity deposits grew just over 5% on an annualized basis, and our loan-to-deposit ratio finished the quarter at 99.5%, down from the prior quarter of 100.8%. Our total shareholders’ equity ended the quarter at almost $1.3 billion, and we finished the quarter with 46.7 million fully diluted shares outstanding. Our tangible book value per share at June 30th rose to $16.21, a 15% increase on a linked quarter basis and a 17% increase compared to June 30, 2017. Lastly, our TCE ratio increased to 9.91% compared to 9.63% in the prior quarter.

Finally taking a look at asset quality, our allowance for loan loss ended the quarter at $31.7 million, an increase of $1.2 million from the prior quarter. Our allowance-to-loans coverage ratio ended the quarter at 0.51% of total loans held for investment compared with 0.49% in the prior quarter. We have approximately 40% of our total loan portfolio under fair value accounting with a total discount of $22.2 million or 0.35% of total loans held for investment. This puts our combined loss coverage ratio at 0.86%. Non-accrual loans, delinquent loans, and corresponding asset quality measures all improved on a sequential quarter basis.

With that, we would be happy to answer any questions you may have. Steven, please open the call up for questions.

QUESTIONS AND ANSWERS

Operator
Thank you. We will now begin the question-and-answer session. To ask a question you may press star then one on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star then two. And our first question comes from Matthew Clark with Piper Jaffray. Please go ahead.

Matthew Clark
Good morning guys.

Steve Gardner
Hi, Matt.

Ron Nicolas
Hi, Matt.

Matthew Clark
Can you give us a sense for where you think the purchase accounting accretion might shake out for the third quarter? I just want to make sure that we’re all on the same page in terms of the likely run rate.

Ron Nicolas
Yeah, Matt. It’s difficult to say right now as we’re still going through all of the fair value accounting work that needs to be accomplished, obviously, by the end of this quarter. Initially, on the loans of course we had roughly about a 1.4% mark, which was roughly around $33 million. If anything, given the rise in interest rates I suspect that that number is probably going to go up a little bit. The other thing I would say is what we’ve seen is we’ve seen it somewhat front loaded post our acquisition, I would anticipate similar - where we’d see the first couple of quarters a little bit higher than probably normal if you will, a little bit higher than straight line and then tailing off as the quarters progress.

Steve Gardner
But I think the key here Matt is, as Ron said, we still have work to do to finalize all of those fair value marks and get those booked.

Matthew Clark
Yeah, great, okay. And then the $63 million to $65 million noninterest expense run rate excluding merger charges, can you quantify the contribution from Grandpoint? I just want to isolate legacy PBBI if possible, and then also want to confirm that the bump up in intangible amortization is included in that figure.

Ron Nicolas
Yes, Matt, you hit the nail on the head. It does include the additional amortization, CD amortization that we anticipate for CDI amortization. It also includes - we’ve got the CECL project which we’ve commenced, we have a little bit of increasing rate there, but just to reaffirm, it does also include the 40% cost savings we anticipate with the Grandpoint acquisition.

Steve Gardner
Well, the 40% cost savings will not be fully phased in until the end of the year and, first quarter of 2019 we expect a clean run rate with those full cost savings than phased in.

Matthew Clark
And that would imply a run rate that’s lower than 63 in the first quarter then, is that fair?

Steve Gardner

It is. All things being equal, that’s what we would expect. Obviously, as we move through the year here we’ll will have some further guidance in that regard, but yes.

Matthew Clark
Okay. And then just on the step-up in balance sheet growth, it sounds like you’re going to grow the securities portfolio, also it sounds like loan growth is going to pick up here. Is high single digit kind of still a good way to think about it or do you think in the second half you could do better than that based on the pipeline and some of the changes you’ve made?

Steve Gardner
We’ll see where that shakes out. There’s a lot of moving pieces, obviously, in where the net loan growth comes out. At the moment we’re pretty encouraged, the pipeline is pushing a little over $950 million. We’ll see what the pull through rate is there, we’ll see what the runoff rates are as well. We’ve put some polices in place that we think are going to improve both the production and then slow down the runoff rate and where that ultimately translates into as far as net loan growth, we’ll see. I would certainly expect something in the high single digits, but at the same time, we’re going to see. Ultimately, as we grow we’re going to remain disciplined around in particular credit risk there and assuming we’re comfortable with the credit risk and we can get the growth then I certainly think that in the high single digits is a reasonable, place given our business model and the talent of our people.

Matthew Clark
Okay, great. And then last one for me just on the deposit re-pricing, how much of that do you think was a catch up, if at all, or do you feel like the pace of increases is likely to continue?

Steve Gardner
It’s hard to say. The pricing pressure is likely going to continue. We’ve seen that there was an inflection point once the Fed got to, 125, 150, on Fed funds. We just got another quarter point raise here in June, and the markets have priced in about a 91% raise in September and we’re still looking at another high likelihood of a raise in December. I don’t see any reason why the pressure on deposit costs are going to abate. We mentioned obviously we’re excited about the specialty deposit group that we’re bringing over from Grandpoint and have invested in personnel there, and that will help over time to moderate some of those pricing pressures.

Matthew Clark
Great, thank you.

Operator
Our next question comes from Jackie Bohlen with KBW. Please go ahead.

Jackie Bohlen
Hi, guys. Good morning.

Steve Gardner
Good morning, Jackie.

Jackie Bohlen
Sorry to touch base again on expenses, but I just want to make sure that I completely understand, I’m - just given that the $63 million to $65 million range. Does that include Grandpoint without the full cost saves stripped out of it? Meaning that it’s elevated based on where you see cost savings going?

Steve Gardner
Yes. Once we have the system conversion completed, Jackie, which will occur in mid-to-late October, we would suspect by, and then there’s always a few folks that we have that help with that transition after the conversion, but by December or early December all of the cost saves should be in place and we would look at Q1 of 2019 as a clean run rate for all of the cost savings to be achieved.

Jackie Bohlen
That 63 to 65, you still anticipate 3Q being within that range even though you’re carrying excess cost from Grandpoint?

Steve Gardner
Correct. And at this point same thing with Q4 as well.

Jackie Bohlen
Okay. And I would assume you’ll have some cost savings in Q3 from individuals who may not be coming over, but then Q4 you’ll start to realize - the bulk of that savings post the conversion, is that a reasonable way to think about it?

Ron Nicolas
Yes, it is.

Steve Gardner
That’s accurate.

Jackie Bohlen
Okay. And then just to touch on some of the loan growth strategies that you have in place to increase growth going forward. You had mentioned looking into CRE growth again now that you’re more comfortable with exposures post Grandpoint and then the SBA and being more flexible with pricing on good credits. Was there anything else that I may have missed in terms of what you’re looking for just in addition to normal work that your team is doing?

Steve Gardner
The benefit that we’re going to see from the changes that we implemented during Q2 on our work flow processes and approval processes by adopting some of the model that Grandpoint had, which was more on a regional basis, and is certainly more scalable over the longer term and will allow us to be a little bit more efficient, move that approval process and loan pricing structuring to those regional managers will also benefit us as well. We had a lot of work that we did during Q2 impacting our folks as we changed and developed those work flows to adopt that similar processes that Grandpoint had.

Jackie Bohlen
Would you contemplate any loan sales from Grandpoint’s portfolio as you potentially look to reposition the loan portfolio?

Steve Gardner
We think of it as the total loan portfolio at this point, loan sales and loan purchases have always been a tool that we have to manage our growth, credit risk, liquidity risk, and that’s a possibility. But I’m very comfortable with the credit risk that is in their portfolio, well managed. There are a lot of clients there that we can expand relationships with. At this point we’re not anticipating any loan sales other than our normal-course SBA.

Jackie Bohlen
Okay, thank you. That’s very helpful. I’ll step back now.

Operator
Our next question comes from Tyler Stafford with Stephens. Please go ahead.

Tyler Stafford
Hey, good morning guys morning.

Steve Gardner
Good morning.

Ron Nicolas
Good morning.

Tyler Stafford
First, thanks for all the outlook and guidance for the back half of the year. To start, just on the core margin expectation with Grandpoint, the 4.05 to 4.15. Would you expect to be able to build off that with future rate hikes or to be more, relatively flattish with rate hikes just given the funding pressure?

Steve Gardner
It remains to be seen. You’ve seen where we have been able to increase the yields on our new originations in the past three or four quarters, and I would think that we’ll be able to continue to build on our loan yields going forward. No reason why we can’t. At the same time, we’ll see how much that will offset then any rise in deposit costs. At this point, the margin has been relatively stable here over the last few quarters, ticking up a couple of basis points here and there, and we expect moving forward that we’ll be able to achieve the same.

Tyler Stafford
Okay, very good. Just one more for me on expenses, I believe you said the remaining Plaza expenses will be done by the end of the third quarter. Just how much remaining is left from that acquisition?

Ron Nicolas
That is complete now, Tyler.

Steve Gardner
That was completed in Q2.

Ron Nicolas
In Q2.

Steve Gardner
We have converted their systems.

Tyler Stafford
Okay. I must have misunderstood what you said.

Steve Gardner
We realized a 100% of the cost savings related to Plaza this quarter.

Tyler Stafford
Okay, okay. Got it. And then on future M&A at this point, there is seemingly a lot on your plate with Grandpoint, but, Steve, are you ready for more M&A now? Do you feel like you need to take a temporary timeout to digest Grandpoint, or are you ready to go?

Steve Gardner
No, we’re ready to go. If you would have asked me that question three months ago, I would not have thought we would have made as much progress as we did during Q2. I was really impressed with everything that the team was able to achieve, and as I said, the operational integration of the two teams is substantially complete. We’ll be doing refinements as we always do, always looking to get better in the organization. But there is nothing at this point that would preclude us. Obviously, each transaction is unique and different. It would just depend upon the institution, but we are looking at opportunities today.

Tyler Stafford
Okay. Very good. Last one for me. Any update you could share on just where we stand with the Grandpoint private equity, anything you could share there? Thanks.

Steve Gardner
We’re not aware of anything on the private equity side and their plans.

Operator
Our next question comes from Andrew Liesch with Sandler O’Neill. Please go ahead.

Andrew Liesch
Good morning guys. Just a follow-up question on the M&A discussion. The Grandpoint franchise gets you into some different markets or some newer markets. Are there any areas where you are particularly looking for M&A or is Southern California still your main geographical region?

Steve Gardner
No. As we’ve said in the past, Andrew, certainly California is ideal. There is opportunity to grow. At the same time, for the right organization, the right institution and size, we would look beyond California to the Pacific Northwest, to anything, something along the Rocky Mountains. Certainly, if there was something that came up that we could continue to build out our presence either in Nevada or Arizona, we’d be open to it. And certainly as far south as the Dallas market goes. But to go outside of our primary markets, those would need to be sizable transactions that really move the needle and in particular would have to be similar relationship-focused banks, predominantly focused on serving business clients as opposed to something that was heavily consumer or retail-oriented.

Andrew Liesch
Okay, great. And then on the provision guidance, the $2.5 million to $3.5 million or so, just with loan growth where it’s been and even with some pickup and charge-offs where they’ve been and credit issues being pretty low, what would cause the provision to be near the higher end of that range?

Steve Gardner
Loan growth.

Andrew Liesch
Okay. That covers it. Thanks.

Steve Gardner
Sure.

Operator
Our next question comes from Tim Coffey with FIG Partners. Please go ahead.

Tim Coffey
Great, thank you. Good morning gentlemen.

Steve Gardner
Hi, Tim.

Tim Coffey
Steve, was there any - anything about the timing of the paydowns that you saw in the quarter? Did they occur earlier in the quarter or were they pretty much spread out?

Steve Gardner
It was pretty spread out.

Tim Coffey
No real trends there then?

Steve Gardner
No.

Tim Coffey
You’ve been expecting merger related expenses of around, say, $32 million as part of the Grandpoint transaction. You’ve taken very little so far. Are you expecting the balance of those will occur in the second half of this year?

Steve Gardner
Yes. Because we’ve closed the transaction on the first day of Q3, the majority of those merger-related expenses will come through in Q3 with some trailing over into Q4 as well.

Tim Coffey
Okay, okay. And then on the specialty deposit groups, are we talking about bankers that are targeting HOAs and perhaps IRA custodians?

Steve Gardner
This is separate than our HOA group, although we will leverage some of the technology processes and systems that we’ve employed in that group that has proven to be very successful. This is from a whole host of other lines of business, whether it’s related to law firms, trustees, escrow, title, a number of different areas.

Tim Coffey
All right. All my other questions have been answered. Thank you.

Steve Gardner
Sure.

Operator
And as a reminder, if you have a question please press star then one. And our next question comes from Gary Tenner with D.A. Davidson. Please go ahead.

Gary Tenner
Thanks. Good morning guys.

Steve Gardner
Good morning.

Ron Nicolas
Hi Gary.

Gary Tenner
I was hoping, Steve, if you could elaborate on just the thought process with regard to commercial real estate heading into the Grandpoint deal, what you were wanting to see, what you saw. And the reason I ask is as it relates to your own production, I would have suspected even if you maybe were a little bit uncertain as to the acquired portfolio, you would feel certainly more comfortable with your own production. Can you talk about what you saw, what you were wanting to see? And then the other part of it is with your expressed willingness to be a little more competitive on the pricing side, do you feel even that much better about commercial real estate than you may have previously?

Steve Gardner
It’s a very competitive market, obviously, but I don’t know that that’s any different than it’s ever been. It’s always competitive. We had begun moving up pricing on CRE in Q4 and had continued that in Q1 and we may have just gotten a little too aggressive, however you want to position it or call it, or just a little bit too high, and that really slowed things down. And as we do, we refined it here towards the latter part of Q2 and sat down and really discussed it with the team. Also, just looking at Grandpoint, they do have a sizable concentration in CRE. And although we were comfortable coming out of due diligence, we wanted to get in even further from a granular level, meet with many of the clients, talk with them, hear their thoughts, and as we did coming out of those various meetings that took place during the second quarter, I felt more comfortable. It’s a combination of factors. CRE is something that we’ve done for a long period of time. I’m very comfortable with our process around being able to identify structure and price for the risks in the product type, and I’m hopeful and cautiously optimistic that we’ll be able to resume growing those portfolios.

Gary Tenner
Great. I appreciate the color there. And then, Ron, just to follow up on the question about the discount accretion outlook, I understand that it’s too early to tell in terms of the initial impact from Grandpoint, but in terms of what you had in the first quarter from the previous deals, is there any reason to suspect there would be a material step-down in 3Q from 2Q on that? Was that a pretty clean number or was there a lot of accelerated paydowns there?

Steve Gardner
There was a little bit - go ahead, Ron.

Ron Nicolas
You wouldn’t expect anything more. Are you talking about 1Q versus 3Q?

Gary Tenner
I’m talking about this step down from 1Q versus 2Q, would there be...

Ron Nicolas
Yeah, we had some accelerated in 1Q, which gave rise to a little bit larger number, and then of course when it accelerates, it takes away from subsequent quarters, we saw that difference a little bit magnified there. But for the most part again we’ve seen that with other deals. Maybe not as pronounced as this one in particular, but as Steve has indicated in talking about loans and prepayments, we’ve seen quite a bit of prepayment activity even on the acquired bank portfolios that we’ve done recently.

Steve Gardner
Yeah, I would not expect to see a step down from 3.7 is what we had in the first quarter to $1.9 million in the second quarter. It could come in a little bit lighter than 1.9, it could come in a little bit more, and that will naturally decline over time as well.

Gary Tenner
Okay, but that 1.9 is a pretty clean number in terms of -

Steve Gardner
Yes, it is.

Gary Tenner
Okay, great. Thank you.

Operator
Our next question comes from Don Worthington with Raymond James. Please go ahead.

Don Worthington
Thank you. Good morning.

Steve Gardner
Hi, Don.

Ron Nicolas
Hi, Don.

Don Worthington
It looks like Ag loans were down about 8% in the quarter, was this just seasonal variation in that portfolio?

Steve Gardner
It was.

Don Worthington
Okay, okay. And then it looks like the gain on sale premium was up on SBA loans, was that market issue or related specifically to the loans that you were selling?

Steve Gardner
No, just really the mix of loans. I don’t think that there was any substantive change in the marketplace. It’s from quarter-over-quarter, depending upon the mix of loans that we’re selling the gain can vary a little bit.

Don Worthington
Okay, okay. And then lastly on the prepayments, could you tell how much was related to like liquidity events where people were selling properties versus refinancing somewhere else?

Steve Gardner
It was a mix. We don’t have a specific number, but it was a mix of those two events and also businesses that are sitting on excess liquidity, paying down loans or paying them off, not related to the sale of a property or the refinance of the loan.

Don Worthington
Okay, all right. Thank you.

Steve Gardner
Sure.

Operator
And showing no further questions, this concludes our question-and-answer session. I would like to turn the conference back over to management for any closing remarks.

CONCLUSION

Steve Gardner
Thank you Steven, and I want to thank all of you for joining us again this morning. If you have any additional questions, please feel free to give either Ron or myself a call, and we’d be happy to talk with you.

Operator
The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.